Exhibit 12.1

LII Law
A Professional Law Corporation	Admitted in California Only

1816 Kimberly Lake Dr. Swansea, IL 62226	Telephone: (949) 933-1964 Facsimile: (949) 666-5006

June 22, 2026

VIA EMAIL ONLY

3DX Industries, Inc.

2693 Delta Ring Rd,

Unit #2 Ferndale, WA 98248

Re:    Opinion of Counsel - Registration Statement on Form 1-A/A

Gentlemen and Ladies:

We have acted as counsel to you in connection with your filing of an offering statement on Form 1-A/A (as amended) filed June 22, 2026 (the "offering statement"). The offering statement covers the contemplated sale of up to 500,000,000 common shares of 3DX Industries Inc. (the "Company") for gross proceeds of up to $2,500,000 (the "shares").

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of this opinion we have reviewed your constituting documents, corporate minutes and offering statement. We have firsthand knowledge of the authenticity of the documents reviewed.

Based on the foregoing, we are of the opinion that the shares have been duly authorized, and, upon issuance and sale in accordance with the terms of the offering statement, the shares will be validly issued and fully paid and non-assessable.

Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that, when the offering statement becomes qualified, the shares, when issued by the company and delivered by the company against payment as contemplated by the offering statement, will be duly and validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the offering statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion and the matters addressed herein are as of the date hereof, and we undertake no, and we hereby disclaim any, obligation to advise you of any change in any matter set forth herein occurring after the date hereof. This letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter is furnished solely for your own use in connection with the issuance of the Shares and may not be photocopied, circulated or relied upon for any other purpose by you or by any other person without our prior written consent.

Best Regards,

/s/ Randall Lanham

LII Law, PLC